Exhibit 99.4

ENTECH SOLAR, INC. NOTICE TO

STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to 49,900,200 Shares of Entech Solar, Inc. Common Stock

Issuable Upon Exercise of Transferable Subscription Rights

Enclosed for your consideration is a prospectus dated October 23, 2009 (the “Prospectus”) and related materials in connection with the offering by Entech Solar, Inc. (the “Company”) of transferable rights (the “Rights”) to subscribe for shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), by stockholders of record as of 5:00 p.m., New York City time, on October 23, 2009 (the “Record Date”). You are encouraged to carefully review these materials and contact the offering’s Information Agent, Georgeson Inc., if you have any questions concerning the offering. Your Rights are evidenced by a subscription rights certificate (“Subscription Rights Certificate”).

Pursuant to the offering, the Company is issuing Rights to subscribe for up to 49,900,200 shares of its Common Stock on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on October [—], 2009 and ends at 5:00 p.m., New York City time, on November [—], 2009, unless earlier terminated by the Company in its sole discretion (the “Expiration Date”). The Rights are transferable and the Company intends to apply for the Rights to be quoted on the National Association of Securities Dealers Over-The-Counter Bulletin Board under the ticker symbol “ENSLR.OB” on or about [—], 2009 until 5:00 p.m. New York City time on the date that is one (1) business day prior to the Expiration Date. There is no guarantee that the application for quotation will be accepted.

Stockholders will receive one Right for each share of Common Stock owned on the Record Date. The Rights entitle the holders (the “Rights Holders”) to purchase 0.1730 of a share of Common Stock for every Right held, which we refer to as the “Basic Subscription Right.” The subscription price is $0.1002 per share of Common Stock (the “Subscription Price”).

If any shares of Common Stock available for purchase in the offering are not subscribed for by Rights Holders pursuant to the Basic Subscription Right (such shares, the “Remaining Shares”), a Rights Holder that has exercised fully its Rights pursuant to the Basic Subscription Right may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration and availability. We refer to the right to subscribe for Remaining Shares as the “Over-Subscription Privilege.”

Enclosed are copies of the following documents:

1.	Letter to Stockholders from Frank W. Smith, Chief Executive Officer, Entech Solar, Inc.

2.	Prospectus dated October 23, 2009;

3.	Subscription Rights Certificate;

4.	Form of Exercise, Sale or Transfer of Subscription Rights;

5.	Notice of Guaranteed Delivery; and

6.	A return envelope, addressed to Computershare Trust Company, N.A. (the “Subscription Agent”).

Your prompt attention is requested. To exercise Rights, you should complete and sign the Form of Exercise, Sale or Transfer of Subscription Rights and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege to the Subscription Agent, as indicated on the Form of Exercise, Sale or Transfer of Subscription Rights. The Subscription Agent must receive the properly completed and duly executed Form of Exercise, Sale or Transfer of Subscription Rights and full payment or a duly executed Notice of Guaranteed Delivery at or prior to 5:00 p.m., New York City time, on the Expiration Date.

As provided in the Subscription Certificate, Rights may also be sold or transferred. Rights may be sold either through the Subscription Agent or through brokerage firms. The Subscription Agent must receive a Form of Exercise, Sale or Transfer of Subscription Rights at least three business days before the Expiration Date if you intend to sell your unexercised Rights through the Subscription Agent.

You will have no right to revoke your subscription after receipt by the Subscription Agent. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire automatically without value.

YOU ARE ENCOURAGED TO CONTACT THE INFORMATION AGENT, GEORGESON INC., AT (800) 676-0098 (CALL TOLL-FREE) IF YOU HAVE ANY QUESTIONS CONCERNING THIS RIGHTS OFFERING.